EXHIBIT (j)
Consent of Independent Registered Public Accounting Firm
We have issued our report dated September 16, 2009, with respect to the statement of assets and liabilities of OOK, Inc. contained in the Statement of Additional Information, which is a part of this Pre-Effective Amendment No. 5 to Registration Statement No. 333-149507 on Form N-1A. We consent to the use of the aforementioned report in this Registration Statement and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
September 16, 2009